EXHIBIT 99.1
Element Solutions Inc
Reports Strong Growth in Second Quarter 2025 Financial Results

•Net sales of $625 million, an increase of 2% on a reported basis or 6% on an organic basis from the second quarter of 2024
•Reported net income of $48 million, compared to $93 million in the same period last year, a decrease of 49% on a reported basis
•Adjusted EBITDA of $136 million, compared to $135 million in the same period last year, an increase of 1% on a reported basis
•Adjusted EBITDA would have increased 7% excluding the impact of the divested MacDermid Graphics Solutions business in both periods
•Second quarter 2025 cash flows from operating activities of $73 million and adjusted free cash flow of $59 million
Miami, Fla., July 30, 2025 -- Element Solutions Inc (NYSE:ESI) (“Element Solutions” or the “Company”), a global and diversified specialty chemicals company, today announced its financial results for the three and six months ended June 30, 2025.
Executive Commentary
President and Chief Executive Officer Benjamin Gliklich commented, “Element Solutions had an outstanding second quarter. We continued to execute well against our strategy of penetrating the fastest growing niches in our available markets and driving a culture of continuous improvement in our operations. This was the fifth consecutive quarter of high-single digit organic growth in our Electronics segment. The electronics market has bifurcated between fast growing, advanced technologies and lagging legacy applications. Our growth demonstrates the traction we have gained in the areas that are driving our markets forward. Our solutions are helping to solve emerging customer pain points associated with power and thermal management in increasingly complex circuit board and chip designs. In our industrially exposed businesses, where the markets have been more challenging, we continue to drive profits through commercial, procurement and productivity activities.”

Mr. Gliklich continued, “Global trade dynamics remain volatile. We are fortunate to have a geographically broad yet also localized sourcing, manufacturing and technical footprint that is close to our customers. This has allowed us to minimize the impact of higher tariffs on our cost structure so far, and we expect it to help us mitigate the impact of potential new tariffs going forward. Our recently increased 2025 adjusted EBITDA guidance range demonstrates our ability to navigate the current tariff environment without sacrificing growth. It also takes into consideration potential - though thus-far not evident - demand weakness in the second half as well as the benefit of an expected favorable foreign exchange impact over the balance of the year. Cash flow remains solid, and our balance sheet capacity continues to grow. We are well-positioned and remain optimistic as we look ahead.”
Second Quarter 2025 Highlights (compared with second quarter 2024)
•Net sales on a reported basis for the second quarter of 2025 were $625 million, an increase of 2% over the second quarter of 2024. Organic net sales increased 6%.
◦Electronics: Net sales increased 12% to $439 million. Organic net sales increased 9%.
◦Industrial & Specialty: Net sales decreased 16% to $186 million, of which 17% resulted from divestitures. Organic net sales increased 1%.
•Second quarter of 2025 earnings per share (EPS) performance:
◦GAAP diluted EPS was $0.20, as compared to $0.38 for the same period last year.
◦Adjusted EPS was $0.37, as compared to $0.36 for the same period last year.

•Reported net income for the second quarter of 2025 was $48 million, as compared to $93 million for the second quarter of 2024, a decrease of 49%.
◦Net income margin decreased by 760 basis points to 7.6%.
•Adjusted EBITDA for the second quarter of 2025 was $136 million, as compared to $135 million for the second quarter of 2024. On a constant currency basis, adjusted EBITDA remained relatively flat.
◦Electronics: Adjusted EBITDA was $97 million, an increase of 5%. On a constant currency basis, adjusted EBITDA increased 3%.
◦Industrial & Specialty: Adjusted EBITDA was $40 million, a decrease of 8%. On a constant currency basis, adjusted EBITDA decreased 7%. Excluding the impact of the divested MacDermid Graphics Solutions business in both periods, adjusted EBITDA would have grown 10%.
◦Adjusted EBITDA margin decreased by 40 basis points to 21.7%. On a constant currency basis, adjusted EBITDA margin decreased by 40 basis points.
2025 Guidance
The Company expects full year 2025 adjusted EBITDA to be in the range of $530 million to $550 million and free cash flow conversion to be comparable to the previous year. In addition, the Company expects third quarter 2025 adjusted EBITDA to be in the range of $140 million to $145 million.

Recent Developments
Stock Repurchase Program - During the three months ended June 30, 2025, the Company repurchased 0.9 million shares of its common stock at an average price of $20.45 for approximately $19.5 million. The remaining authorization under its stock repurchase program was approximately $562 million at June 30, 2025.
Shelf Registration Statement - On July 30, 2025, the Company filed a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission to replace its expired shelf registration statement filed on July 27, 2022. This registration statement was a routine filing and became effective upon filing.
Conference Call
Element Solutions will host a webcast/dial-in conference call to discuss its 2025 second quarter financial results at 8:30 a.m. (Eastern Time) on Thursday, July 31, 2025. Participants on the call will include President and Chief Executive Officer Benjamin H. Gliklich and Chief Financial Officer Carey J. Dorman.
To listen to the call by telephone, please dial 888-510-2346 (domestic) or 646-960-0111 (international) and provide the Conference ID: 3799230. The call will be simultaneously webcast at www.elementsolutionsinc.com. A replay of the call will be available after completion of the live call at www.elementsolutionsinc.com.
About Element Solutions
Element Solutions Inc is a leading global specialty chemicals technology company whose businesses supply a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, these innovative solutions enable customers' manufacturing processes in several key industries, including consumer electronics, power electronics, semiconductor fabrication, communications and data storage infrastructure, automotive systems, industrial surface finishing and offshore energy.
More information about the Company is available at www.elementsolutionsinc.com.

Forward-Looking Statements
This release is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws. These statements will often contain words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "assume," "estimate," "predict," "seek," "continue," "outlook," "may," "might," "aim," "can have," "likely," "potential," "target," "hope," "goal," "priority," "guidance" or "confident" and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements, beliefs, projections and expectations regarding execution against strategy; market trends and drivers; demand for the Company's products; profits; global trade dynamics; tariffs mitigation efforts; demand variability in the second half of 2025; favorable foreign exchange rates over the balance of the year; capital expenditures; third quarter 2025 guidance for adjusted EBITDA; and full year 2025 guidance for adjusted EBITDA and free cash flow conversion. These projections and statements are based on management's estimates, assumptions or expectations with respect to future events and financial performance, and are believed to be reasonable, though are inherently uncertain and difficult to predict. Such projections and statements are based on the assessment of information available as of the current date, and the Company does not undertake any obligations to provide any further updates. Actual results could differ materially from those expressed or implied in the forward-looking statements if one or more of the underlying estimates, assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the war in Ukraine, the Israel-Hamas conflict and other hostilities in the Middle-East as well as actions in response thereto and their impact on market conditions and the global economy; increases in tariffs and/or imposition of new tariffs and other changes in trade policy, in the U.S. and other countries, and other economic factors that may affect cost structure and demand; capital requirements and need for and availability of financing; the impact of government regulations on our ability to conduct operations; the impact of new accounting standards and accounting changes; dividend policy and dividend declarations; hedging activities; timing and outcome of environmental and legal matters; the impact of tax planning strategies, assessments and settlements; the impact of changes to privacy, cybersecurity, environmental, global trade, tax and other governmental regulations; impairments, including those on goodwill and other intangible assets; market volatility, including as a result of tariff uncertainty; price and cost environment; inflation and fluctuations in foreign exchange rates; the Company's liquidity, cash flows and capital allocation; funding sources; capital expenditures; debt and debt leverage ratio; shares repurchases; debt and/or equity issuance or retirement; expected returns to stockholders; and the impact of acquisitions, divestitures, restructurings, refinancings, impairments and other unusual items, including the Company's ability to integrate and obtain the anticipated benefits, results and synergies from these items or other related strategic initiatives. Additional information concerning these and other factors that could cause actual results to vary is, or will be, included in the Company's periodic and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions, except per share amounts)	2025	2024	2025	2024
Net sales	$625.2	$612.7	$1,218.9	$1,187.7
Cost of sales	358.8	345.5	702.0	675.5
Gross profit	266.4	267.2	516.9	512.2
Operating expenses:
Selling, technical, general and administrative	155.9	155.4	313.1	304.5
Research and development	16.2	15.6	32.1	33.7
Total operating expenses	172.1	171.0	345.2	338.2
Operating profit	94.3	96.2	171.7	174.0
Other (expense) income:
Interest expense, net	(12.9)	(14.3)	(27.2)	(28.2)
Foreign exchange (losses) gains	(17.1)	5.0	(23.4)	12.9
Other income (expense), net	4.5	(12.7)	(8.6)	(15.0)
(Loss) gain on divestitures	(5.5)	—	66.6	—
Total other (expense) income	(31.0)	(22.0)	7.4	(30.3)
Income before income taxes and non-controlling interests	63.3	74.2	179.1	143.7
Income tax (expense) benefit	(15.8)	17.5	(33.6)	4.0
Net income from continuing operations	47.5	91.7	145.5	147.7
Income from discontinued operations, net of tax	—	1.6	—	1.6
Net income	47.5	93.3	145.5	149.3
Net income attributable to non-controlling interests	(0.1)	(0.1)	(0.1)	(0.1)
Net income attributable to common stockholders	$47.4	$93.2	$145.4	$149.2

Earnings per share
Basic	$0.20	$0.38	$0.60	$0.61
Basic from discontinued operations	—	0.01	—	0.01
Basic attributable to common stockholders	$0.20	$0.39	$0.60	$0.62

Diluted	$0.20	$0.38	$0.60	$0.61
Diluted from discontinued operations	—	0.01	—	0.01
Diluted attributable to common stockholders	$0.20	$0.39	$0.60	$0.62

Weighted average common shares outstanding
Basic	241.9	242.1	242.2	242.0
Diluted	242.2	242.5	242.6	242.5

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
(dollars in millions)	2025	2024
Assets
Cash and cash equivalents	$529.9	$359.4
Accounts receivable, net of allowance for doubtful accounts of $11.8 and $10.3 at June 30, 2025 and December 31, 2024, respectively	496.7	439.6
Inventories	283.8	246.2
Prepaid expenses	31.9	22.7
Other current assets	111.9	136.9
Current assets held for sale	—	65.2
Total current assets	1,454.2	1,270.0
Property, plant and equipment, net	296.6	276.8
Goodwill	2,241.6	2,132.0
Intangible assets, net	706.2	732.0
Deferred income tax assets	178.4	133.3
Other assets	125.6	140.9
Non-current assets held for sale	—	188.9
Total assets	$5,002.6	$4,873.9
Liabilities and stockholders' equity
Accounts payable	$148.3	$121.3
Current installments of long-term debt	—	10.4
Accrued expenses and other current liabilities	206.6	229.3
Current liabilities held for sale	—	18.7
Total current liabilities	354.9	379.7
Debt	1,624.5	1,813.6
Pension and post-retirement benefits	22.3	22.2
Deferred income tax liabilities	102.1	93.9
Other liabilities	257.5	152.6
Non-current liabilities held for sale	—	13.5
Total liabilities	2,361.3	2,475.5
Stockholders' equity
Common stock: 400.0 shares authorized (2025: 267.7 shares issued; 2024: 267.2 shares issued)	2.7	2.7
Additional paid-in capital	4,226.3	4,214.1
Treasury stock (2025: 26.1 shares; 2024: 25.0 shares)	(373.8)	(349.5)
Accumulated deficit	(910.9)	(1,017.1)
Accumulated other comprehensive loss	(318.1)	(467.2)
Total stockholders' equity	2,626.2	2,383.0
Non-controlling interests	15.1	15.4
Total equity	2,641.3	2,398.4
Total liabilities and stockholders' equity	$5,002.6	$4,873.9

ELEMENT SOLUTIONS INC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Six Months Ended
			June 30,
(dollars in millions)	June 30, 2025	March 31, 2025	2025	2024
Cash flows from operating activities:
Net income	$47.5	$98.0	$145.5	$149.3
Net income from discontinued operations, net of tax	—	—	—	1.6
Net income from continuing operations	47.5	98.0	145.5	147.7
Reconciliation of net income from continuing operations to net cash flows provided by operating activities:
Depreciation and amortization	38.2	37.2	75.4	80.4
Deferred income taxes	(2.3)	(4.8)	(7.1)	(42.8)
Foreign exchange losses (gains)	12.6	5.7	18.3	(12.5)
Incentive stock compensation	6.3	5.0	11.3	7.7
Loss (gain) on divestitures	5.5	(72.1)	(66.6)	—
Other, net	2.4	4.5	6.9	5.0
Changes in assets and liabilities, net of acquisitions and divestitures:
Accounts receivable	(26.7)	(12.8)	(39.5)	(32.2)
Inventories	(7.1)	(18.3)	(25.4)	(44.0)
Accounts payable	(1.0)	19.3	18.3	15.0
Accrued expenses	5.7	(44.5)	(38.8)	(1.0)
Prepaid expenses and other current assets	(7.5)	(4.8)	(12.3)	(2.6)
Other assets and liabilities	(1.0)	13.6	12.6	4.1
Net cash flows provided by operating activities	72.6	26.0	98.6	124.8
Cash flows from investing activities:
Capital expenditures	(17.7)	(11.0)	(28.7)	(33.5)
Proceeds from disposal of property, plant and equipment	0.6	0.1	0.7	—
Proceeds from divestitures (net of cash of $2.5 million)	2.6	322.9	325.5	—
Acquisitions, net of cash acquired	—	—	—	(3.9)
Other, net	—	25.6	25.6	(6.4)
Net cash flows (used in) provided by investing activities	(14.5)	337.6	323.1	(43.8)
Cash flows from financing activities:
Repayments of borrowings	—	(202.6)	(202.6)	(5.8)
Repurchases of common stock	(19.4)	—	(19.4)	—
Dividends	(19.3)	(19.8)	(39.1)	(39.4)
Payment of financing fees	—	—	—	(2.1)
Other, net	—	(4.9)	(4.9)	(6.8)
Net cash flows used in financing activities	(38.7)	(227.3)	(266.0)	(54.1)
Net cash flows provided by operating activities of discontinued operations	—	—	—	1.6
Effect of exchange rate changes on cash and cash equivalents	11.3	3.5	14.8	(8.5)
Net increase in cash and cash equivalents	30.7	139.8	170.5	20.0
Cash and cash equivalents at beginning of period	499.2	359.4	359.4	289.3
Cash and cash equivalents at end of period	$529.9	$499.2	$529.9	$309.3

ELEMENT SOLUTIONS INC
ADDITIONAL FINANCIAL INFORMATION
(Unaudited)

I. SUMMARY RESULTS
	Three Months Ended June 30,					Six Months Ended June 30,
(dollars in millions)	2025	2024	Reported	Constant Currency	Organic	2025	2024	Reported	Constant Currency	Organic
Net Sales
Electronics	$439.4	$391.7	12%	11%	9%	$833.7	$740.9	13%	13%	9%
Industrial & Specialty	185.8	221.0	(16)%	(16)%	1%	385.2	446.8	(14)%	(12)%	0%
Total	$625.2	$612.7	2%	1%	6%	$1,218.9	$1,187.7	3%	4%	6%

Net Income
Total	$47.5	$93.3	(49)%			$145.5	$149.3	(3)%

Adjusted EBITDA
Electronics	$96.5	$92.2	5%	3%		$185.4	$176.1	5%	6%
Industrial & Specialty	39.5	42.9	(8)%	(7)%		79.0	86.0	(8)%	(5)%
Total	$136.0	$135.1	1%	0%		$264.4	$262.1	1%	2%

	Three Months Ended June 30,			Constant Currency		Six Months Ended June 30,			Constant Currency
	2025	2024	Change	2025	Change	2025	2024	Change	2025	Change
Net Income Margin
Total	7.6%	15.2%	(760)bps			11.9%	12.6%	(70)bps

Adjusted EBITDA Margin
Electronics	22.0%	23.6%	(160)bps	21.9%	(170)bps	22.2%	23.8%	(160)bps	22.3%	(150)bps
Industrial & Specialty	21.2%	19.4%	180bps	21.4%	200bps	20.5%	19.2%	130bps	20.8%	160bps
Total	21.7%	22.1%	(40)bps	21.7%	(40)bps	21.7%	22.1%	(40)bps	21.8%	(30)bps

II. CAPITAL STRUCTURE
(dollars in millions)		Maturity	Interest Rate	June 30,
				2025
Instrument
Term Loans	(1)	12/18/2030	SOFR plus 1.75%	$836.2
Total First Lien Debt				836.2
Senior Notes due 2028		9/1/2028	3.875%	800.0
Total Debt				1,636.2
Cash Balance				529.9
Net Debt				$1,106.3
Adjusted Shares Outstanding	(2)			244.0
Market Capitalization	(3)			$5,526.6
Total Capitalization				$6,632.9
(1) Element Solutions swapped its floating term loan rate to a fixed rate for a portion of its outstanding term loans through the use of interest rate swaps and cross-currency swaps which mature in December 2028 or December 2029, as applicable. At June 30, 2025, 100% of the Company's debt was fixed.
(2) See "Adjusted Common Shares Outstanding at June 30, 2025 and 2024" following the footnotes under the "Adjusted Earnings Per Share (EPS)" reconciliation table below.
(3) Based on the closing price of the shares of Element Solutions of $22.65 at June 30, 2025.

III. SELECTED FINANCIAL DATA
	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in millions)	2025	2024	2025	2024
Interest expense	$17.4	$17.1	$36.0	$33.5
Interest paid	8.8	8.4	34.2	32.6
Income tax expense (benefit)	15.8	(17.5)	33.6	(4.0)
Income taxes paid	26.5	25.3	54.8	39.5
Capital expenditures	17.7	14.5	28.7	33.5
Proceeds from disposal of property, plant and equipment	0.6	—	0.7	—
Non-GAAP Measures
To supplement its financial measures prepared in accordance with GAAP, Element Solutions presents in this release the following non-GAAP financial measures: EBITDA, adjusted EBITDA, adjusted EBITDA growth, adjusted EBITDA margin, adjusted EPS, adjusted common shares outstanding, free cash flow, adjusted free cash flow, free cash flow conversion, organic net sales growth, third quarter 2025 guidance for adjusted EBITDA, and full year 2025 guidance for adjusted EBITDA and free cash flow conversion. The Company also evaluates and presents its results of operations on a constant currency basis.
Management internally reviews these non-GAAP measures to evaluate performance and liquidity on a comparative period-to-period basis in terms of absolute performance, trends and expected future performance with respect to the Company’s business, and believes that these non-GAAP measures provide investors with an additional perspective on trends and underlying operating results on a period-to-period comparable basis.  The Company also believes that investors find this information helpful in understanding the ongoing performance of its operations as well as their ability to generate cash separate from items that may have a disproportionate positive or negative impact on its financial results in any particular period or that are considered to be associated with its capital structure.  These non-GAAP financial measures, however, have limitations as analytical tools, and should not be considered in isolation from, a substitute for, or superior to, the related financial information that Element Solutions reports in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements, and may not be completely comparable to similarly titled measures of other companies due to potential differences in calculation methods. In addition, these measures are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded or included in determining these non-GAAP financial measures. Investors are encouraged to review the definitions and reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate the Company's businesses.
The Company provides third quarter 2025 guidance for adjusted EBITDA and full year 2025 guidance for adjusted EBITDA and free cash flow conversion on a non-GAAP basis only. Reconciliations of such forward-looking non-GAAP measures to GAAP are excluded in reliance upon the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K due to the inherent difficulty in forecasting and quantifying, without unreasonable efforts, certain amounts that are necessary for such reconciliations, including adjustments that could be made for restructurings, refinancings, impairments, divestitures, integration and acquisition-related expenses, share-based compensation amounts, non-recurring, unusual or unanticipated charges, expenses or gains, adjustments to inventory and other charges reflected in its reconciliations of historic numbers, the amount of which, based on historical experience, could be significant.
Constant Currency:
The Company discloses net sales and adjusted EBITDA on a constant currency basis by adjusting results to exclude the impact of changes due to the translation of foreign currencies of its international locations into U.S. dollar. Management believes this non-GAAP financial information facilitates period-to-period comparison in the analysis of trends in business performance, thereby providing valuable supplemental information regarding its results of operations, consistent with how the Company internally evaluates its financial results.
The impact of foreign currency translation is calculated by converting the Company's current-period local currency financial results into U.S. dollar using the prior period's exchange rates and comparing these adjusted amounts to its prior period reported results. The difference between actual growth rates and constant currency growth rates represents the estimated impact of foreign currency translation.

Organic Net Sales Growth:
Organic net sales growth is defined as net sales excluding the impact of foreign currency translation, changes due to the pass-through pricing of certain metals and acquisitions and/or divestitures, as applicable. Management believes this non-GAAP financial measure provides investors with a more complete understanding of the underlying net sales trends by providing comparable net sales over differing periods on a consistent basis.
The following table reconciles GAAP net sales growth to organic net sales growth for the three and six months ended June 30, 2025:

	Three Months Ended June 30, 2025
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Divestitures	Organic Net Sales Growth
Electronics	12%	(1)%	11%	(3)%	—%	9%
Industrial & Specialty	(16)%	0%	(16)%	—%	17%	1%
Total	2%	(1)%	1%	(2)%	6%	6%

	Six Months Ended June 30, 2025
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Divestitures	Organic Net Sales Growth
Electronics	13%	0%	13%	(4)%	—%	9%
Industrial & Specialty	(14)%	2%	(12)%	—%	12%	0%
Total	3%	1%	4%	(2)%	4%	6%
NOTE: Totals may not sum due to rounding.
For the three months ended June 30, 2025, Electronics' consolidated results were positively impacted by $9.9 million of pass-through metals pricing and Industrial & Specialty's consolidated results were negatively impacted by $38.4 million of divestitures. For the six months ended June 30, 2025, Electronics' consolidated results were positively impacted by $28.4 million of pass-through metals pricing and Industrial & Specialty's consolidated results were negatively impacted $51.6 million of divestitures.
Adjusted Earnings Per Share (EPS):
Adjusted EPS is a key metric used by management to measure operating performance and trends as management believes the exclusion of certain expenses in calculating adjusted EPS facilitates operating performance comparisons on a period-to-period basis. Adjusted EPS is defined as net income adjusted to reflect adjustments consistent with the Company's definition of adjusted EBITDA. Additionally, the Company eliminates amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions.
Further, the Company adjusts its effective tax rate to 20%, as described in footnote (9) under the reconciliation table below. This effective tax rate, which reflects the Company’s estimated long-term expectations for taxes to be paid on its adjusted non-GAAP earnings, is consistent with how management evaluates the Company’s financial performance. The Company also believes that providing a fixed rate facilitates comparisons of business performance from period to period. This non-GAAP effective tax rate is lower than the average of the statutory tax rates applicable to the Company’s jurisdictional mix of earnings, primarily because it reflects tax benefits derived from U.S. tax attribute carryforwards, which consist of operating losses and tax credits.
The resulting adjusted net income is then divided by the Company's adjusted common shares outstanding. Adjusted common shares outstanding represent the shares outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period plus shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable).

The following table reconciles GAAP "Net income" to "Adjusted net income" and presents the number of adjusted common shares outstanding used in calculating adjusted EPS for each period presented below:

		Three Months Ended		Six Months Ended
		June 30,		June 30,
(dollars in millions, except per share amounts)		2025	2024	2025	2024
Net income		$47.5	$93.3	$145.5	$149.3
Income from discontinued operations, net of tax		—	(1.6)	—	(1.6)
Net income attributable to non-controlling interests		(0.1)	(0.1)	(0.1)	(0.1)
Reversal of amortization expense	(1)	28.5	29.8	55.7	60.0
Adjustment to reverse incremental depreciation expense from acquisitions	(1)	0.3	0.4	0.6	0.7
Restructuring expense	(2)	2.1	3.5	3.2	5.8
Acquisition, integration and transaction expenses	(3)	3.3	3.3	11.6	5.0
Foreign exchange losses (gains) on intercompany loans	(4)	10.6	(3.9)	16.6	(10.7)
Loss (gain) on divestitures	(5)	5.5	—	(66.6)	—
Debt financing costs	(6)	—	—	1.8	—
Kuprion Acquisition research and development charge	(7)	—	—	—	3.9
Other, net	(8)	0.1	3.6	16.1	5.8
Tax effect of pre-tax non-GAAP adjustments	(9)	(10.1)	(7.3)	(7.8)	(14.1)
Adjustment to estimated effective tax rate	(9)	3.1	(32.3)	(2.3)	(32.7)
Adjusted net income		$90.8	$88.7	$174.3	$171.3

Adjusted earnings per share	(10)	$0.37	$0.36	$0.71	$0.70

Adjusted common shares outstanding	(10)	244.0	244.5	244.5	244.5
(1) The Company eliminates the amortization expense associated with intangible assets and incremental depreciation associated with the step-up of fixed assets recognized in purchase accounting for acquisitions. The Company believes these adjustments provide insight with respect to the cash flows necessary to maintain and enhance its product portfolio.
(2) The Company adjusts for costs of restructuring its operations, including those related to its acquired businesses. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(3) The Company adjusts for costs associated with acquisition, integration and transaction activity, including costs of obtaining related financing, legal and accounting fees and transfer taxes. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(4)     The Company adjusts for foreign exchange gains and losses on intercompany loans because it expects the period-to-period movement of the applicable currencies to offset on a long-term basis and because these gains and losses are not fully realized due to their long-term nature. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables.
(5)     The Company adjusts for the gain on the sale of its MacDermid Graphics Solutions business and the loss on other immaterial divestiture activity because it believes they are not reflective of ongoing operations.
(6)     The Company adjusts for costs related to the partial prepayment of its term loans B-3 because it believes these costs are not reflective of ongoing operations.
(7)     The Company adjusts for research and development costs associated with contingent consideration related to the acquisition of Kuprion, Inc. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(8)    The Company's adjustments consist primarily of highly inflationary accounting losses for its operations in Turkey of $1.3 million and $0.3 million for three months ended June 30, 2025 and 2024, respectively and $2.9 million and $2.1 million for the six months ended June 30, 2025 and 2024, respectively. In addition, the Company adjusts for certain professional consulting fees and unrealized gains/losses on metals derivative contracts. The Company adjusts for highly inflationary accounting impacts for its operations in Turkey and unrealized gains/losses on metals derivative contracts as it believes it provides a more meaningful comparison of its performance between periods. The Company adjusts for certain professional consulting fees because it believes they are not reflective of ongoing operations.
(9)     The Company uses a non-GAAP effective tax rate of 20%. This rate, which reflects the Company's estimated long-term expectations for taxes to be paid on its adjusted non-GAAP earnings, is consistent with how management evaluates the Company's financial performance. The Company also believes that providing a fixed rate facilitates comparisons of business performance from period to period. This non-

GAAP effective tax rate is lower than the average of the statutory tax rates applicable to the Company's jurisdictional mix of earnings, primarily because it reflects tax benefits derived from U.S. tax attribute carryforwards, which consist of operating losses and tax credits. These economic benefits are expected to recur through 2028. Without taking into account these benefits derived from its U.S. tax attribute carryforwards and other similar adjustments, the Company's non-GAAP effective tax rate would have been 24.7% which would have resulted in a $0.04 reduction in Adjusted EPS for the six months ended June 30, 2025.
(10) The Company defines "Adjusted common shares outstanding" as the number of shares of its common stock outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period, plus the shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable). The Company adjusts the number of its outstanding common shares for this calculation as it believes it provides a better understanding of its results of operations on a per share basis. See the table below for further information.
Adjusted Common Shares Outstanding at June 30, 2025 and 2024
The following table shows the Company's adjusted common shares outstanding at each period presented:

	June 30,		Year-to-Date Average
			June 30,
(amounts in millions)	2025	2024	2025	2024
Basic common shares outstanding	241.6	242.1	242.1	242.1
Number of shares issuable upon vesting of granted Equity Awards	2.4	2.4	2.4	2.4
Adjusted common shares outstanding	244.0	244.5	244.5	244.5
EBITDA and Adjusted EBITDA:
EBITDA represents earnings before interest, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, excluding the impact of additional items included in GAAP earnings which the Company believes are not representative or indicative of its ongoing business or are considered to be associated with its capital structure, as described in the footnotes located under the "Adjusted Earnings Per Share (EPS)" reconciliation table above. Adjusted EBITDA for each segment also includes an allocation of corporate costs, such as compensation expense and professional fees. Management believes adjusted EBITDA and adjusted EBITDA margin provide investors with a more complete understanding of the long-term profitability trends of the Company's business and facilitate comparisons of its profitability to prior and future periods.

The following table reconciles GAAP "Net income" to "Adjusted EBITDA" for each of the periods presented:

		Three Months Ended		Six Months Ended
		June 30,		June 30,
(dollars in millions)		2025	2024	2025	2024
Net income		$47.5	$93.3	$145.5	$149.3
Add (subtract):
Income from discontinued operations, net of tax		—	(1.6)	—	(1.6)
Income tax expense (benefit)		15.8	(17.5)	33.6	(4.0)
Interest expense, net		12.9	14.3	27.2	28.2
Depreciation expense		9.7	10.3	19.7	20.4
Amortization expense		28.5	29.8	55.7	60.0
EBITDA		114.4	128.6	281.7	252.3
Adjustments to reconcile to Adjusted EBITDA:
Restructuring expense	(2)	2.1	3.5	3.2	5.8
Acquisition, integration and transaction expenses	(3)	3.3	3.3	11.6	5.0
Foreign exchange losses (gains) on intercompany loans	(4)	10.6	(3.9)	16.6	(10.7)
Loss (gain) on divestitures	(5)	5.5	—	(66.6)	—
Debt financing costs	(6)	—	—	1.8	—
Kuprion Acquisition research and development charge	(7)	—	—	—	3.9
Other, net	(8)	0.1	3.6	16.1	5.8
Adjusted EBITDA		$136.0	$135.1	$264.4	$262.1
MacDermid Graphics Solutions Adjusted EBITDA		—	7.5	5.3	15.3
Adjusted EBITDA excluding MacDermid Graphics Solutions (1)		$136.0	$127.6	$259.1	$246.8
(1) Assumes that the MacDermid Graphics Solutions transaction had closed on January 1, 2024.
NOTE: For the remaining footnote descriptions, please refer to the footnotes located under the "Adjusted Earnings Per Share (EPS)" reconciliation table above.
Free Cash Flow and Adjusted Free Cash Flow:
Free cash flow is defined as net cash flows from operating activities less net capital expenditures. Adjusted free cash flow for the three and six months ended June 30, 2025 is defined as net cash flows from operating activities less (1) net capital expenditures, (2) non-recurring payments associated with a multi-year tax settlement and (3) professional fees, non-recurring expenses and taxes paid in association with the sale of MacDermid Graphics Solutions. Net capital expenditures include capital expenditures less proceeds from the disposal of property, plant and equipment. Management believes that these non-GAAP metrics, which measure the Company’s ability to generate cash from its business operations, are important financial measures for evaluating the Company's liquidity. Free cash flow and adjusted free cash flow should be considered as additional measures of liquidity to, rather than as substitutes for, net cash provided by operating activities.

The following table reconciles "Cash flows from operating activities" to "Free cash flow" or "Adjusted free cash flow," as applicable, for the periods presented:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollars in millions)	2025	2024	2025	2024
Cash flows from operating activities	$72.6	$66.6	$98.6	$124.8
Capital expenditures	(17.7)	(14.5)	(28.7)	(33.5)
Proceeds from disposal of property, plant and equipment	0.6	—	0.7	—
Adjustments	3.3		18.3
Free cash flow	$58.8	$52.1	$88.9	$91.3

Investor Relations Contact:	Media Contact:
Varun Gokarn Vice President, Strategy and Integration Element Solutions Inc 1-203-952-0369 IR@elementsolutionsinc.com	Scott Bisang / Ed Hammond / Tali Epstein Collected Strategies 1-212-379-2072 esi@collectedstrategies.com